Exhibit 99

Viad Corp 2015 Results Better Than Guidance

Fourth Quarter Income Before Other Items Increased by $0.19 per Share

Significant Growth Expected in 2016

PHOENIX, Feb. 4, 2016 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced 2015 full year and fourth quarter results that were better than guidance, driven by continued strength in its Marketing & Events Group (M&E).

	Q4 2015	Q4 2014	y-o-y Change	Full Year 2015	Full Year 2014	y-o-y Change
$ in millions, except per share data
Revenue	$ 251.7	$223.2	12.8%	$1,089.0	$1,065.0	2.3%
Organic Revenue(1)	248.8	216.6	14.9%	1,058.3	1,043.6	1.4%

Segment Operating Income (Loss)	$ 4.9	$ (0.6)	**	$ 54.6	$ 59.9	-8.8%
Adjusted Segment Operating Income(1)	4.8	0.1	**	55.5	60.6	-8.5%
Adjusted Segment EBITDA(1)	12.9	9.0	44.0%	90.6	91.3	-0.8%

Income (Loss) from Continuing Operations	$ (0.8)	$ (7.3)	89.0%	$ 27.0	$ 40.8	-33.8%
Income (Loss) Before Other Items(1)	0.3	(3.5)	**	29.3	35.2	-16.8%

Income (Loss) from Continuing Operations per Share	$(0.04)	$(0.37)	89.2%	$1.34	$2.02	-33.7%
Income (Loss) Before Other Items per Share(1)	0.01	(0.18)	**	1.46	1.75	-16.6%

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both periods being compared.

**	Change is greater than +/- 100 percent.

Full Year

  Full year revenue increased 2.3% ($24.1 million) year-over-year, or 1.4% ($14.7 million) on an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances).
    Year-over-year revenue growth from acquisitions was $49.1 million.
    Exchange rate variances had an unfavorable impact on revenue of $39.7 million.
    The timing of non-annual events, or show rotation, resulted in a revenue decline of approximately $71 million, which was more than offset by growth in the underlying business.
  The slight decrease in adjusted segment EBITDA was driven largely by higher performance-based incentives.  The decreases in segment operating income and income before other items primarily reflect additional non-cash depreciation and amortization of $7.3 million from acquisitions completed during the second half of 2014.

Fourth Quarter

  Fourth quarter revenue increased 12.8% ($28.5 million) year-over-year, or 14.9% ($32.2 million) on an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances).
    Year-over-year revenue growth from acquisitions was $3.2 million.
    Exchange rate variances had an unfavorable impact on revenue of $6.9 million.
    The timing of events, or show rotation, resulted in a revenue increase of approximately $9 million.
  The increases in segment operating income, segment EBITDA and income before other items primarily reflect stronger revenue and operating margins in M&E.

Steve Moster, president and chief executive officer, said, "We delivered solid results for 2015 and achieved the financial targets we set out at the beginning of the year. Despite various headwinds, some anticipated and some unanticipated, both business groups performed very well during 2015. We also continued to make progress against our strategic growth initiatives during the year with the successful integration of GES' acquisitions and the commencement of a major renovation of our leading T&R attraction, the Banff Gondola."

M&E (or GES) Results

Moster said, "GES had a strong finish to the year with 14.6% revenue growth that put us near the high end of our prior guidance range for the fourth quarter. The more modest full year revenue growth reflects solid performance from the acquisitions we completed during 2014, strong same-show growth and new wins that helped to offset significant negative show rotation and unfavorable exchange rates. We continue to see good sales traction in both our new service offerings and in corporate and consumer events, as well as favorable industry conditions. Looking ahead, those factors, combined with positive show rotation, should result in substantial year-over-year growth in 2016."

	Q4 2015	Q4 2014	y-o-y Change	Full Year 2015	Full Year 2014	y-o-y Change
$ in millions
Revenue	$ 244.5	$ 213.4	14.6%	$ 976.9	$ 944.5	3.4%
U.S. Organic Revenue(1)	163.9	146.4	12.0%	690.0	704.7	-2.1%
International Organic Revenue(1)	79.8	62.9	26.8%	264.6	239.1	10.7%

Segment Operating Income	$ 7.8	$ 2.2	**	$ 26.8	$ 31.7	-15.6%
Adjusted Segment Operating Income(1)	7.7	2.9	**	27.7	32.5	-14.9%
Adjusted Segment Operating Margin(1)	3.2%	1.4%	180 bps	2.8%	3.4%	-60 bps

Adjusted Segment EBITDA(1)	$ 14.4	$ 10.1	42.8%	$ 54.8	$ 54.9	-0.2%
Adjusted Segment EBITDA Margin(1)	5.9%	4.7%	120 bps	5.6%	5.8%	-20 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(2)			13.4%			8.0%
U.S. Show Rotation Revenue Change (approx.)(3)			$5			$(75)
International Show Rotation Revenue Change (approx.)(3)			$4			$ 4

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions, until such acquisitions are included in the entirety of both comparable periods.  Accordingly, the full year comparisons exclude onPeak (acquired October 2014) for the U.S. segment and Blitz (acquired September 2014) and N200 (acquired November 2014) for the International segment; whereas Blitz is included in the fourth quarter comparisons.

(2)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 40.0% and 44.7% of GES' U.S. organic revenue during the 2015 fourth quarter and full year, respectively.

(3)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

**	Change is greater than +/- 100 percent.

M&E Full Year

  Full year M&E revenue increased 3.4% ($32.4 million) year-over-year.  On an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances), the increase was 1.1% ($10.1 million).
    U.S. organic revenue decreased 2.1% ($14.7 million) driven by negative show rotation revenue of approximately $75 million, largely offset by base same-show revenue growth of 8.0%, new business wins and increased sales to corporate clients.
    International organic revenue increased 10.7% ($25.5 million) driven primarily by new business wins and positive show rotation revenue of approximately $4 million.
  Full year M&E segment operating income decreased 15.6% ($5.0 million), or 36.3% ($11.5 million) on an organic basis.
    U.S. organic segment operating income decreased $13.5 million, primarily reflecting lower revenue and increased compensation expense, including higher performance-based incentives.
    International organic segment operating results increased $2.0 million, primarily reflecting higher revenue partially offset by higher performance-based incentives.
  The acquisitions of Blitz (September 2014), onPeak (October 2014) and N200 (November 2014) contributed revenue of $65.0 million, adjusted segment operating income of $8.5 million and adjusted segment EBITDA of $18.1 million during the 2015 full year.  During 2014, those businesses contributed revenue of $16.7 million, adjusted segment operating income of $0.7 million and adjusted segment EBITDA of $3.3 million.

M&E Fourth Quarter

  Fourth quarter M&E revenue increased 14.6% ($31.1 million) year-over-year, or 16.3% ($33.7 million) on an organic basis (which excludes the impact of acquisitions and unfavorable exchange rate variances).
    U.S. organic revenue increased 12.0% ($17.5 million) driven by base same-show revenue growth of 13.4%, positive show rotation revenue of approximately $5 million, new business wins and increased sales to corporate clients.
    International organic revenue increased 26.8% ($16.9 million) driven primarily by new business wins and positive show rotation revenue of approximately $4 million.
  Fourth quarter M&E segment operating income increased $5.6 million, or $4.2 million on an organic basis.  U.S. organic segment operating income increased $1.8 million and International organic segment operating income increased $2.4 million, primarily reflecting higher revenue, partially offset by higher performance-based incentives.

T&R Results

Moster said, "Our Travel & Recreation Group delivered in-line results for its seasonally slow fourth quarter. As expected, revenue was down year-over-year due to the renovation closures at the gondola attraction and unfavorable exchange rates. For the full year, organic revenue growth was 3.9 percent with a $4.3 million increase in organic segment operating income. These are very solid results given the revenue pressures we faced from forest fire activity at Glacier Park during the peak season and the gondola closure during the fourth quarter. The resiliency of our business is a testament to the great experiences that we deliver for our guests and the iconic nature of the locations in which we operate."

	Q4 2015	Q4 2014	y-o-y Change	Full Year 2015	Full Year 2014	y-o-y Change
$ in millions
Revenue	$ 7.2	$ 9.8	-26.7%	$ 112.2	$ 120.5	-6.9%
Organic Revenue(1)	8.3	9.8	-15.2%	120.4	115.9	3.9%

Segment Operating Income (Loss)	$ (2.9)	$ (2.8)	-4.1%	$ 27.8	$ 28.1	-1.1%
Segment Operating Margin	-41.2%	-29.0%	**	24.8%	23.3%	150 bps

Adjusted Segment EBITDA(1)	$ (1.5)	$ (1.1)	-32.6%	$ 35.8	$ 36.4	-1.6%
Adjusted Segment EBITDA Margin(1)	-20.3%	-11.2%	**	31.9%	30.2%	170 bps

Key Performance Indicators:
Same-Store RevPAR(2)	$39	$37	5.4%	$96	$95	1.1%
Same-Store Room Nights Available(2)	41,116	41,088	0.1%	218,915	218,913	-
Same-Store Passengers(3)	75,131	117,118	-35.9%	1,340,175	1,353,314	-1.0%
Same-Store Revenue per Passenger(3)	$31	$30	3.3%	$32	$28	14.3%

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions, until such acquisitions are included in the entirety of both comparable periods.  Accordingly, the full year comparisons exclude the West Glacier Properties (acquired July 2014), whereas the fourth quarter comparisons include the West Glacier Properties.

(2)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable T&R properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad for the entirety of both periods. Accordingly, the full year comparisons exclude the West Glacier Properties (acquired July 2014), whereas the fourth quarter comparisons include the West Glacier Properties.

(3)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable T&R attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  The year-over-year decrease in same-store passengers during the fourth quarter and full year was due to the closure of the Banff Gondola attraction on October 26, 2015 for renovations during the off-peak season. When adjusting to exclude fourth quarter gondola passengers from all periods presented (for a more comparable measure), the growth in attractions passengers was 5.2% for the fourth quarter and 2.4% for the full year.

**	Change is greater than +/- 200 basis points.

T&R Full Year

  Full year T&R revenue decreased 6.9% ($8.3 million) year-over-year due to unfavorable exchange rate variances.  On an organic basis (which excludes the impact of unfavorable exchange rate variances and acquisitions), revenue increased 3.9% ($4.5 million) driven primarily by higher revenue from attractions.
  Full year T&R segment operating income decreased $0.3 million, also due to unfavorable exchange rate variances.  On an organic basis, it increased 16.1% ($4.3 million) primarily reflecting strong flow-through on attractions revenue growth.
  The acquisition of the West Glacier Properties (July 2014) contributed full year revenue of $5.5 million, segment operating income of $1.5 million and adjusted segment EBITDA of $2.0 million during the 2015 full year.  During 2014, that business contributed revenue of $4.6 million, segment operating income of $1.5 million and adjusted segment EBITDA of $1.7 million.

T&R Fourth Quarter

  Fourth quarter T&R revenue decreased $2.6 million with a $0.1 million decrease in operating results.  On an organic basis (which excludes the impact of exchange rate variances), revenue decreased $1.5 million and operating results decreased $0.3 million primarily due to the closure of the Banff Gondola for renovation work.  The gondola is expected to re-open in May 2016, ahead of the peak season.

Cash Flow / Capital Structure

  Cash flow from operations was an outflow of $15.7 million for the 2015 fourth quarter and an inflow of $60.7 million for the full year.
  Capital expenditures for the quarter totaled $10.8 million, comprising $5.7 million for M&E, $5.1 million for T&R and $0.1 million for Viad's corporate office.  For the full year, capital expenditures totaled $29.8 million, comprising $16.4 million for M&E, $13.1 million for T&R and $0.3 million for the corporate office.
  Return of capital totaled $2.0 million for the quarter and $11.9 million for the full year (which represented quarterly dividends of $0.10 per share and $3.8 million for share repurchases during the first quarter).  Viad had 440,540 shares remaining under its current repurchase authorization at December 31, 2015.
  Debt proceeds (net) totaled $11.0 million for the quarter and debt payments totaled $13.0 million for the full year.
  Cash and cash equivalents were $56.5 million, debt was $129.0 million and the debt-to-capital ratio was 27.8% at December 31, 2015.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

2016 Full Year Guidance

  Consolidated revenue is expected to increase at a mid to high-single digit rate from 2015 full year revenue, driven by positive show rotation of $50 million to $55 million and continued underlying growth at M&E, partially offset by unfavorable currency translation of approximately $25 million.
  Consolidated adjusted segment EBITDA(1) is expected to be in the range of $111 million to $116 million, as compared to $90.6 million in 2015.
  The outlook for Viad's business units is as follows:

	M&E	T&R
$ in millions
Revenue	Up high-single digits from 2015 ($976.9)	Down low-single digits from 2015 ($112.2)
Adjusted Segment EBITDA(1)	$77 to $80 (vs. $54.8 in 2015)	$34 to $36 (vs. $35.8 in 2015)
Depreciation & Amortization	$25 to $27	$9 to $10
Adjusted Operating Income(1, 2)	$51 to $54 (vs. $27.7 in 2015)	$24.5 to $26.5 (vs. $27.8 in 2015)
Capital Expenditures	$23 to $25	$22 to $24

(1)	See Table Two of this press release for discussion of these non-GAAP measures.

(2)

The Company had previously guided for an increase in consolidated adjusted segment operating income of more than 40% versus 2015, which assumed only a modest impact from unfavorable exchange rate variances.  The guidance ranges provided above reflect a more meaningful impact from exchange rate variances (quantified below).

    M&E show rotation is expected to have a net positive impact on full year revenue of $50 million to $55 million versus 2015.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
	Q1 Est.	Q2 Est.	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$(10)	$(5) - $(10)	$80	$(10)	$50 - $55
    M&E U.S. base same-show revenue is expected to increase at a mid-single digit rate.
    T&R revenue is expected to be negatively impacted by approximately $7 million to $9 million due to the previously announced rationalization of Brewster's transportation and package tours lines of business, and by approximately $1 million due to construction closures at the Banff Gondola.
    The T&R acquisition of Maligne Tours (January 2016) is expected to provide approximately $5 million in revenue and adjusted segment EBITDA of approximately $2 million.
  Exchange rates are assumed to approximate $0.70 U.S. Dollars per Canadian Dollar and $1.45 U.S. Dollars per British Pound during 2016.  Exchange rate variances are expected to impact 2016 results as follows:
	Viad Total	M&E	T&R
$ in millions, except per share data
Revenue	$ (25)	$ (17)	$ (8)
Adjusted Segment Operating Income(1)	$ (3)	$ (1)	$ (2)
Income per Share Before Other Items(1)	$(0.10)
(1)	See Table Two of this press release for discussion of these non-GAAP measures.
  Corporate activities expense is expected to approximate $9 million.
  The effective tax rate on income before other items is assumed to approximate 32%.

2016 First Quarter Guidance

		2016 Guidance
	2015	Low End	High End		FX Impact(2)
	$ in millions, except per share data
Revenue:
M&E	$256.9	$240	to	$250	$(5)
T&R	7.5	4	to	6	(0.5)
Adjusted Operating Income (Loss)(1):
M&E	$4.1	$0	to	$2.5	$0
T&R	(4.8)	(7)	to	(6)	0.5

Income per Share Before Other Items(1)	$(0.12)	$(0.33)	to	$(0.23)	$0.02

(1)	See Table Two of this press release for discussion of these non-GAAP measures.

(2)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
  M&E first quarter results are expected to decline primarily as a result of negative show rotation of approximately $10 million, unfavorable currency translation of approximately $5 million.
  T&R first quarter results are expected to decline primarily as a result of the closure of the Banff Gondola for the planned renovation of its upper terminal.  The gondola is expected to re-open in May 2016, ahead of the peak season.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter and full year 2015 results on Thursday, February 4, 2016 at 5:00 p.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (800) 819-5739 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad operates through two distinct business groups: its Marketing & Events Group, composed of Global Experience Specialists and affiliates; and its Travel & Recreation Group, composed of Brewster, Glacier Park, Inc. and Alaska Denali Travel. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contact:
Carrie Long
Viad Corp
(602) 207-2681
IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
($ in thousands, except per share data)	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Revenue:
Marketing & Events Group:
U.S.	$ 170,876	$ 152,543	$ 18,333	12.0%	$ 720,882	$ 710,835	$ 10,047	1.4%
International	76,805	63,353	13,452	21.2%	272,634	249,649	22,985	9.2%
Intersegment eliminations	(3,163)	(2,499)	(664)	-26.6%	(16,638)	(16,016)	(622)	-3.9%
Total Marketing & Events Group	244,518	213,397	31,121	14.6%	976,878	944,468	32,410	3.4%
Travel & Recreation Group	7,153	9,756	(2,603)	-26.7%	112,170	120,519	(8,349)	-6.9%
Total revenue	$ 251,671	$ 223,153	$ 28,518	12.8%	$ 1,089,048	$ 1,064,987	$ 24,061	2.3%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 1,991	$ (644)	$ 2,635	**	$ 14,563	$ 21,400	$ (6,837)	-31.9%
International	5,806	2,827	2,979	**	12,211	10,339	1,872	18.1%
Total Marketing & Events Group	7,797	2,183	5,614	**	26,774	31,739	(4,965)	-15.6%
Travel & Recreation Group	(2,945)	(2,828)	(117)	-4.1%	27,810	28,127	(317)	-1.1%
Segment operating income (loss)	4,852	(645)	5,497	**	54,584	59,866	(5,282)	-8.8%
Corporate activities (Note A)	(3,573)	(6,850)	3,277	47.8%	(9,720)	(14,348)	4,628	32.3%
Restructuring (charges) recoveries (Note B)	(1,414)	177	(1,591)	**	(2,956)	(1,637)	(1,319)	-80.6%
Impairment charges (Note C)	(96)	-	(96)	**	(96)	(884)	788	89.1%
Net interest expense (Note D)	(996)	(841)	(155)	-18.4%	(3,877)	(1,710)	(2,167)	**
Income (loss) from continuing operations before income taxes
	(1,227)	(8,159)	6,932	85.0%	37,935	41,287	(3,352)	-8.1%
Income tax (expense) benefit (Note E)	358	761	(403)	-53.0%	(10,493)	(109)	(10,384)	**
Income (loss) from continuing operations	(869)	(7,398)	6,529	88.3%	27,442	41,178	(13,736)	-33.4%
Income (loss) from discontinued operations (Note F)	(161)	1,366	(1,527)	**	(394)	14,389	(14,783)	**
Net income (loss)	(1,030)	(6,032)	5,002	82.9%	27,048	55,567	(28,519)	-51.3%
Net (income) loss attributable to noncontrolling interest	73	142	(69)	-48.6%	(442)	(3,213)	2,771	86.2%
Net income (loss) attributable to Viad	$ (957)	$ (5,890)	$ 4,933	83.8%	$ 26,606	$ 52,354	$ (25,748)	-49.2%

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$ (796)	$ (7,256)	$ 6,460	89.0%	$ 27,000	$ 40,790	$ (13,790)	-33.8%
Income (loss) from discontinued operations	(161)	1,366	(1,527)	**	(394)	11,564	(11,958)	**
Net income (loss)	$ (957)	$ (5,890)	$ 4,933	83.8%	$ 26,606	$ 52,354	$ (25,748)	-49.2%

Diluted income per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$ (0.04)	$ (0.37)	$ 0.33	89.2%	$ 1.34	$ 2.02	$ (0.68)	-33.7%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.01)	0.07	(0.08)	**	(0.02)	0.57	(0.59)	**
Net income (loss) attributable to Viad common shareholders	$ (0.05)	$ (0.30)	$ 0.25	83.3%	$ 1.32	$ 2.59	$ (1.27)	-49.0%

Basic income per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$ (0.04)	$ (0.37)	$ 0.33	89.2%	$ 1.34	$ 2.02	$ (0.68)	-33.7%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.01)	0.07	(0.08)	**	(0.02)	0.57	(0.59)	**
Net income (loss) attributable to Viad common shareholders (Note G)	$ (0.05)	$ (0.30)	$ 0.25	83.3%	$ 1.32	$ 2.59	$ (1.27)	-49.0%

Common shares treated as outstanding for Income (loss) per share calculations:

Weighted-average outstanding common shares	19,870	19,720	150	0.8%	19,797	19,804	(7)	0.0%

Weighted-average outstanding and potentially dilutive common shares	19,870	19,720	150	0.8%	19,981	20,133	(152)	-0.8%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)

Corporate Activities - The decrease in corporate activities expense for the twelve months ended December 31, 2015 was primarily related to consulting and other transaction-related costs associated with acquisitions incurred primarily during the third and fourth quarters of 2014 and CEO transition costs of $2.7 million incurred during the fourth quarter of 2014, offset in part by costs related to a shareholder nomination and settlement agreement during 2015.

(B)

Restructuring Charges - During the twelve months ended December 31, 2015, Viad recorded restructuring charges of $3.0 million ($1.9 million after-tax) primarily related to the elimination of positions and facility consolidations in the Marketing & Events Group, as well as the elimination of certain positions at the Corporate office and in the Travel & Recreation Group. During the twelve months ended December 31, 2014, Viad recorded net restructuring charges of $1.6 million ($1.0 million after-tax) primarily related to the elimination of certain positions in the Marketing & Events Group, net of restructuring recoveries of $0.2 million ($0.1 million after-tax) primarily related to updated estimates of facility contractual arrangements.

(C)

Impairment Charges - During the twelve months ended December 31, 2015, Viad recorded impairment charges of $0.1 million ($0.1 million after-tax) related to the write-off of certain software in the Travel & Recreation Group segment. During the twelve months ended December 31, 2014, Viad recorded impairment charges of $0.9 million ($0.5 million after-tax) related to the write-off of certain assets in the Marketing & Events International segment.

(D)

Net Interest Expense - The increase in net interest expense for the twelve months ended December 31, 2015 was primarily related to higher outstanding debt balances resulting from acquisitions completed during the second half of 2014.

(E)

Income Taxes - The tax rate for the three months ended December 31, 2015 was favorably impacted by the mix of earnings.  The twelve months ended December 31, 2015 included a $1.6 million of non-cash tax benefit related to deferred taxes associated with certain foreign intangibles.  This resulted in a $0.07 per share tax benefit.

The relatively low effective tax rate for the three months ended December 31, 2014 was primarily due to non-deductible acquisition related costs.  The relatively low effective tax rate for the twelve months ended December 31, 2014 was primarily due to the release of the valuation allowance related to foreign tax credits and certain adjustments to deferred tax assets. During the third quarter of 2014, it was determined that certain deferred tax assets associated with foreign tax credits, for which a valuation allowance had previously been established, once again met the "more-likely-than-not" test in the accounting standards regarding the realization of those assets. Accordingly, the Company recorded a tax benefit.

(F)

Income (Loss) from Discontinued Operations - On December 31, 2013, Glacier Park's concession contract with the Park Service to operate lodging, tour and transportation, and other hospitality services for Glacier National Park expired. Upon completion of the contract term, Viad received cash payments in January 2014 totaling $25.0 million for the Company's possessory interest. This resulted in a pre-tax gain of $21.5 million and an after-tax gain of $13.5 million which was recorded as income from discontinued operations. In addition, income from discontinued operations for 2014 included income of $0.7 million, net of tax, related to the gain on sale of personal property at Glacier Park.

For the twelve months ended December 31, 2015 and 2014, Viad recorded losses from discontinued operations of $0.4 million and $0.1 million, respectively, net of tax, due to additional reserves related to certain liabilities associated with previously sold operations.  The twelve months ended December 31, 2014 also included income from discontinued operations of approximately $0.3 million, net of tax, related to an insurance recovery.

(G)	Income per Common Share - Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

		Three months ended December 31,				Year ended December 31,
	($ in thousands, except per share data)	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change

	Net income (loss) attributable to Viad	$ (957)	$ (5,890)	$ 4,933	83.8%	$ 26,606	$ 52,354	$ (25,748)	-49.2%
	Less: Allocation to nonvested shares	-	-	-	**	(385)	(970)	585	60.3%
	Net income (loss) allocated to Viad common
	shareholders	$ (957)	$ (5,890)	$ 4,933	83.8%	$ 26,221	$ 51,384	$ (25,163)	-49.0%

	Weighted-average outstanding common shares	19,870	19,720	150	0.8%	19,797	19,804	(7)	0.0%

	Basic income (loss) per common share attributable
	to Viad common shareholders	$ (0.05)	$ (0.30)	$ 0.25	83.3%	$ 1.32	$ 2.59	$ (1.27)	-49.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES (NOTE A)
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
($ in thousands)	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (796)	$ (7,256)	$ 6,460	89.0%	$ 27,000	$ 40,790	$ (13,790)	-33.8%
Restructuring charges (recoveries), net of tax	881	(109)	990	**	1,861	1,025	836	-81.6%
Acquisition-related costs and other non-recurring expenses, net of tax (B)	111	3,231	(3,120)	96.6%	1,956	4,833	(2,877)	59.5%
Impairment charges, net of tax	71	-	71	**	71	549	(478)	87.1%
(Favorable) unfavorable tax matters	-	653	(653)	**	(1,563)	(11,971)	10,408	-86.9%
Income (loss) before other items	$ 267	$ (3,481)	$ 3,748	**	$ 29,325	$ 35,226	$ (5,901)	-16.8%

(per diluted share)
Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (0.04)	$ (0.37)	$ 0.33	89.2%	$ 1.34	$ 2.02	$ (0.68)	-33.7%
Restructuring charges (recoveries), net of tax	0.04	-	0.04	**	0.09	0.05	0.04	-80.0%
Acquisition-related costs and other non-recurring expenses, net of tax (B)	0.01	0.16	(0.15)	93.8%	0.10	0.24	(0.14)	58.3%
Impairment charges, net of tax	-	-	-	**	-	0.03	(0.03)	**
(Favorable) unfavorable tax matters	-	0.03	(0.03)	**	(0.07)	(0.59)	0.52	-88.1%
Income (loss) before other items	$ 0.01	$ (0.18)	$ 0.19	**	$ 1.46	$ 1.75	$ (0.29)	-16.6%

($ in thousands)
Adjusted EBITDA:
Net income (loss) attributable to Viad	$ (957)	$ (5,890)	$ 4,933	83.8%	$ 26,606	$ 52,354	$ (25,748)	-49.2%
(Income) loss from discontinued operations	161	(1,366)	1,527	**	394	(11,564)	11,958	**
Impairment charges	96	-	96	**	96	884	(788)	89.1%
Interest expense	1,083	946	137	-14.5%	4,535	2,015	2,520	**
Income tax expense (benefit)	(358)	(761)	403	-53.0%	10,493	109	10,384	**
Depreciation and amortization	8,191	8,939	(748)	8.4%	35,231	30,792	4,439	-14.4%
Other non-controlling interest	(35)	(5)	(30)	**	(554)	(636)	82	-12.9%
Adjusted EBITDA	$ 8,181	$ 1,863	$ 6,318	**	$ 76,801	$ 73,954	$ 2,847	3.8%

** Change is greater than +/- 100 percent

(A)

Income before other items and Adjusted EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

Forward−Looking Non−GAAP Financial Measures
The Company has also provided the following forward−looking non−GAAP financial measures: Adjusted Segment EBITDA (formerly referred to as "Segment EBITDA"), Adjusted Segment EBITDA Margin, Adjusted Segment Operating Income, Adjusted Segment Operating Margin and Income Before Other Items.  The Company does not provide reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures are available to the Company without unreasonable efforts.  Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors.  It is probable that the forward−looking non−GAAP financial measures provided without the directly comparable GAAP financial measures may be materially different from the corresponding non−GAAP financial measures.

(B)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended December 31,				Year ended December 31,
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
Acquisition integration costs[1]	(81)	723	(804)	**	910	782	128	-16.4%
Acquisition transaction-related costs[2]	288	1,612	(1,324)	82.1%	1,357	4,127	(2,770)	67.1%
Shareholder nomination and settlement agreement costs[2]	-	-	-	**	748	-	748	**
CEO transition costs[2]	-	2,738	(2,738)	**	-	2,738	(2,738)	**
Tax benefit on above items	(96)	(1,842)	1,746	-94.8%	(1,059)	(2,814)	1,755	-62.4%
Acquisition-related and other non-recurring expenses, after tax	111	3,231	(3,120)	96.6%	1,956	4,833	(2,877)	59.5%

[1]Included in segment operating income (loss)
[2]Included in corporate activities

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES
(UNAUDITED)

Organic - The term "organic" is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or "FX Impact") is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates.  Management believes that the presentation of "organic" results permits investors to better understand Viad's performance without the effects of exchange rate variances or acquisitions.

Adjusted segment operating income (loss) and Adjusted Segment EBITDA - Adjusted segment operating income (loss) is calculated as segment operating income (loss) excluding acquisition integration costs, if any.  Adjusted segment EBITDA is calculated as adjusted segment operating income (loss) plus depreciation and amortization.  Adjusted Segment Operating Income and Adjusted Segment EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. Management believes  these measures are useful information to investors regarding Viad's results of operations for trending, analyzing and benchmarking the performance and value of Viad's business.  Management also believes that the presentation of adjusted segment EBITDA for acquisitions enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended December 31, 2015				Three months ended December 31, 2014
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic

Viad Consolidated:
Revenue	$ 251,671	$ 9,734	$ (6,889)	$ 248,826	$ 223,153	$ 6,570	$ 216,583

Segment operating income (loss)	$ 4,852	$ 1,351	$ (138)	$ 3,639	$ (645)	$ (454)	$ (191)
Integration costs	(81)	(66)	1	(16)	723	283	440
Adjusted segment operating income (loss)	4,771	1,285	(137)	3,623	78	(171)	249
Segment depreciation	6,423	468	(215)	6,170	6,929	274	6,655
Segment amortization	1,720	1,241	(26)	505	1,962	1,298	664
Adjusted Segment EBITDA	$ 12,914	$ 2,994	$ (378)	$ 10,298	$ 8,969	$ 1,401	$ 7,568

Adjusted segment operating margin	1.9%	13.2%	2.0%	1.5%	0.0%	-2.6%	0.1%
Adjusted segment EBITDA margin	5.1%	30.8%	5.5%	4.1%	4.0%	21.3%	3.5%

Marketing & Events Group:
Revenue	$ 244,518	$ 9,734	$ (5,772)	$ 240,556	$ 213,397	$ 6,570	$ 206,827

Segment operating income (loss)	$ 7,797	$ 1,351	$ (360)	$ 6,806	$ 2,183	$ (454)	$ 2,637
Integration costs	(81)	(66)	1	(16)	723	283	440
Adjusted segment operating income (loss)	7,716	1,285	(359)	6,790	2,906	(171)	3,077
Depreciation	5,006	468	(99)	4,637	5,306	274	5,032
Amortization	1,643	1,241	(19)	421	1,851	1,298	553
Adjusted Segment EBITDA	$ 14,365	$ 2,994	$ (477)	$ 11,848	$ 10,063	$ 1,401	$ 8,662

Adjusted segment operating margin	3.2%	13.2%	6.2%	2.8%	1.4%	-2.6%	1.5%
Adjusted segment EBITDA margin	5.9%	30.8%	8.3%	4.9%	4.7%	21.3%	4.2%

Marketing & Events Group - U.S.:
Revenue	$ 170,876	$ 6,934	$ -	$ 163,942	$ 152,543	$ 6,123	$ 146,420

Segment operating income (loss)	$ 1,991	$ 593	$ -	$ 1,398	$ (644)	$ (252)	$ (392)
Integration costs	27	27	-	-	263	263	-
Adjusted segment operating income (loss)	2,018	620	-	1,398	(381)	11	(392)
Depreciation	3,606	310	-	3,296	3,843	266	3,577
Amortization	1,087	1,087	-	-	1,160	1,160	-
Adjusted Segment EBITDA	$ 6,711	$ 2,017	$ -	$ 4,694	$ 4,622	$ 1,437	$ 3,185

Adjusted segment operating margin	1.2%	8.9%		0.9%	-0.2%	0.2%	-0.3%
Adjusted segment EBITDA margin	3.9%	29.1%		2.9%	3.0%	23.5%	2.2%

Marketing & Events Group - International:
Revenue	$ 76,805	$ 2,800	$ (5,772)	$ 79,777	$ 63,353	$ 447	$ 62,906

Segment operating income (loss)	$ 5,806	$ 758	$ (360)	$ 5,408	$ 2,827	$ (202)	$ 3,029
Integration costs	(108)	(93)	1	(16)	460	20	440
Adjusted segment operating income (loss)	5,698	665	(359)	5,392	3,287	(182)	3,469
Depreciation	1,400	158	(99)	1,341	1,463	8	1,455
Amortization	556	154	(19)	421	691	138	553
Adjusted Segment EBITDA	$ 7,654	$ 977	$ (477)	$ 7,154	$ 5,441	$ (36)	$ 5,477

Adjusted segment operating margin	7.4%	23.8%	6.2%	6.8%	5.2%	-40.7%	5.5%
Adjusted segment EBITDA margin	10.0%	34.9%	8.3%	9.0%	8.6%	-8.1%	8.7%

Travel & Recreation Group:
Revenue	$ 7,153	$ -	$ (1,117)	$ 8,270	$ 9,756	$ -	$ 9,756

Segment operating loss	$ (2,945)	$ -	$ 222	$ (3,167)	$ (2,828)	$ -	$ (2,828)
Integration costs	-	-	-	-	-	-	-
Adjusted segment operating loss	(2,945)	-	222	(3,167)	(2,828)	-	(2,828)
Depreciation	1,417	-	(116)	1,533	1,623	-	1,623
Amortization	77	-	(7)	84	111	-	111
Adjusted Segment EBITDA	$ (1,451)	$ -	$ 99	$ (1,550)	$ (1,094)	$ -	$ (1,094)

Adjusted segment operating margin	-41.2%		-19.9%	-38.3%	-29.0%		-29.0%
Adjusted segment EBITDA margin	-20.3%		-8.9%	-18.7%	-11.2%		-11.2%

(A) Acquisitions include onPeak (acquired October 2014) for M&E U.S. and N200 (acquired November 2014) for M&E International.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES
(UNAUDITED)

	Year ended December 31, 2015				Year ended December 31, 2014
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic

Viad Consolidated:
Revenue	$ 1,089,048	$ 70,452	$ (39,705)	$ 1,058,301	$ 1,064,987	$ 21,349	$ 1,043,638

Segment operating income (loss)	$ 54,584	$ 9,098	$ (5,682)	$ 51,168	$ 59,866	$ 1,445	$ 58,421
Integration costs	910	910	-	-	782	782	-
Adjusted segment operating income (loss)	55,494	10,008	(5,682)	51,168	60,648	2,227	58,421
Segment depreciation	27,887	3,432	(1,184)	25,639	27,890	1,016	26,874
Segment amortization	7,180	6,614	(54)	620	2,719	1,755	964
Adjusted Segment EBITDA	$ 90,561	$ 20,054	$ (6,920)	$ 77,427	$ 91,257	$ 4,998	$ 86,259

Adjusted segment operating margin	5.1%	14.2%	14.3%	4.8%	5.7%	10.4%	5.6%
Adjusted segment EBITDA margin	8.3%	28.5%	17.4%	7.3%	8.6%	23.4%	8.3%

Marketing & Events Group:
Revenue	$ 976,878	$ 64,982	$ (26,000)	$ 937,896	$ 944,468	$ 16,712	$ 927,756

Segment operating income (loss)	$ 26,774	$ 7,551	$ (1,044)	$ 20,267	$ 31,739	$ (66)	$ 31,805
Integration costs	910	910	-	-	782	782	-
Adjusted segment operating income (loss)	27,684	8,461	(1,044)	20,267	32,521	716	31,805
Depreciation	20,233	3,053	(418)	17,598	20,024	820	19,204
Amortization	6,860	6,555	(28)	333	2,353	1,724	629
Adjusted Segment EBITDA	$ 54,777	$ 18,069	$ (1,490)	$ 38,198	$ 54,898	$ 3,260	$ 51,638

Adjusted segment operating margin	2.8%	13.0%	4.0%	2.2%	3.4%	4.3%	3.4%
Adjusted segment EBITDA margin	5.6%	27.8%	5.7%	4.1%	5.8%	19.5%	5.6%

Marketing & Events Group - U.S.:
Revenue	$ 720,882	$ 30,916	$ -	$ 689,966	$ 710,835	$ 6,123	$ 704,712

Segment operating income (loss)	$ 14,563	$ 6,419	$ -	$ 8,144	$ 21,400	$ (252)	$ 21,652
Integration costs	407	407	-	-	263	263	-
Adjusted segment operating income (loss)	14,970	6,826	-	8,144	21,663	11	21,652
Depreciation	14,371	1,122	-	13,249	14,790	266	14,524
Amortization	4,287	4,287	-	-	1,276	1,160	116
Adjusted Segment EBITDA	$ 33,628	$ 12,235	$ -	$ 21,393	$ 37,729	$ 1,437	$ 36,292

Adjusted segment operating margin	2.1%	22.1%		1.2%	3.0%	0.2%	3.1%
Adjusted segment EBITDA margin	4.7%	39.6%		3.1%	5.3%	23.5%	5.1%

Marketing & Events Group - International:
Revenue	$ 272,634	$ 34,066	$ (26,000)	$ 264,568	$ 249,649	$ 10,589	$ 239,060

Segment operating income (loss)	$ 12,211	$ 1,132	$ (1,044)	$ 12,123	$ 10,339	$ 186	$ 10,153
Integration costs	503	503	-	-	519	519	-
Adjusted segment operating income (loss)	12,714	1,635	(1,044)	12,123	10,858	705	10,153
Depreciation	5,862	1,931	(418)	4,349	5,234	554	4,680
Amortization	2,573	2,268	(28)	333	1,077	564	513
Adjusted Segment EBITDA	$ 21,149	$ 5,834	$ (1,490)	$ 16,805	$ 17,169	$ 1,823	$ 15,346

Adjusted segment operating margin	4.7%	4.8%	4.0%	4.6%	4.3%	6.7%	4.2%
Adjusted segment EBITDA margin	7.8%	17.1%	5.7%	6.4%	6.9%	17.2%	6.4%

Travel & Recreation Group:
Revenue	$ 112,170	$ 5,470	$ (13,705)	$ 120,405	$ 120,519	$ 4,637	$ 115,882

Segment operating income	$ 27,810	$ 1,547	$ (4,638)	$ 30,901	$ 28,127	$ 1,511	$ 26,616
Integration costs	-	-	-	-	-	-	-
Adjusted segment operating income	27,810	1,547	(4,638)	30,901	28,127	1,511	26,616
Depreciation	7,654	379	(766)	8,041	7,866	196	7,670
Amortization	320	59	(26)	287	366	31	335
Adjusted Segment EBITDA	$ 35,784	$ 1,985	$ (5,430)	$ 39,229	$ 36,359	$ 1,738	$ 34,621

Adjusted segment operating margin	24.8%	28.3%	33.8%	25.7%	23.3%	32.6%	23.0%
Adjusted segment EBITDA margin	31.9%	36.3%	39.6%	32.6%	30.2%	37.5%	29.9%

(A) Acquisitions include onPeak (acquired October 2014) for M&E U.S., Blitz (acquired September 2014) and N200 (acquired November 2014) for M&E International, and the West Glacier properties (acquired July 2014) for T&R.

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